Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Publix Super Markets, Inc.:
We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-62705, No. 333-63544, No. 333-147049 and No. 333-177948) on Form S-8 of Publix Super Markets, Inc. of our report dated March 1, 2016 with respect to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 26, 2015 and December 27, 2014, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the fiscal years in the three-year period ended December 26, 2015, and the related financial statement schedule as of December 26, 2015, which report appears in the December 26, 2015 Annual Report on Form 10-K of Publix Super Markets, Inc.
/s/ KPMG LLP
Tampa, Florida
March 1, 2016
Certified Public Accountants

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